Exhibit 99.2
Final Transcript

Feb. 26. 2008 / 11:00AM ET, SAFM - Q1 2008 Sanderson Farms Earnings Conference Call

CORPORATE PARTICIPANTS
 Joe Sanderson
Sanderson Farms Inc. - Chairman, CEO
 Mike Cockrell
Sanderson Farms Inc. - CFO
 Lampkin Butts
Sanderson Farms Inc. - President, COO

CONFERENCE CALL PARTICIPANTS
 Farha Aslam
Stephens, Inc. - Analyst
 Christine McCracken
Cleveland Research - Analyst
 Kenneth Zaslow
BMO Capital Markets - Analyst
 John Kohler
Oppenheimer & Close - Analyst
 Pablo Zuanic  JPMorgan - Analyst
 Robert Moskow
Credit Suisse - Analyst
  PRESENTATION

Operator
 Good day, everyone, and welcome to the Sanderson Farms Inc. first-quarter 2008 conference call. Today’s call is being recorded. At this time for opening remarks and introductions I’d like to turn the call over to Mr. Joe Sanderson. Please go ahead, sir.

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO
 Good morning and welcome to Sanderson Farms’ first-quarter conference call. With me on the call today are Lampkin Butts, our President and Chief Operating Officer, and Mike Cockrell, Chief Financial Officer.
We issued a news release this morning announcing net income of $6.2 million or $0.30 per fully diluted share for our first fiscal quarter of 2008. This compares to a net loss of $2.8 million or $0.14 per share during last year’s first quarter.
I will begin the call with some brief comments about general market conditions and grain costs. I will then turn the call over to Lampkin and Mike for a more detailed account of the quarter. Before we make any further comments I will ask Mike to give the cautionary statement regarding forward-looking statements.

 Mike Cockrell - Sanderson Farms Inc. - CFO
 Thank you, Joe, and good morning to everyone. This morning’s call will contain forward-looking statements about the business, financial condition and prospects of the Company. The actual performance of the Company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. These risks and uncertainties are described in our most recent annual report on

Form 10-K and in the Company’s quarterly report on Form 10-Q filed with the SEC in connection with our first fiscal quarter ended January 31, 2008 which Form 10-Q was filed with the SEC this morning.

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO
 Thank you, Mike. Our financial results for the first fiscal quarter reflect an improved poultry market during the first quarter of this year when compared to last year’s first quarter. Our results also reflect the higher prices for corn and soybean meal experienced by us and the industry during this period of time. As we expected, the markets for both corn and soybean meal have remained high and volatile and I expect that trend to continue at least through the 2008 crop year.
Demand from corn from ethanol producers is expected to exceed 4 billion bushels by next year. This demand along with runaway wheat prices are fueling higher prices for all feed grains. The corn and soybean markets appear to be bidding for acres for the 2008 crop and the markets will be closely watching the March 31 planning intentions report to see how farmers are going to react to the current market environment.
Regardless of that report however, I believe the markets are going to remain on edge and react strongly to every real or rumored event that might have a bearing on the quality or quantity of this year’s grain crop or the demand for ethanol. The ethanol industry’s significant demand for corn has added new dimensions to attempting to predict grain prices. Not only will events that might affect the grains crops anywhere in the world impact prices, but also any event that might affect the supply of or demand for fuel anywhere in the world will affect ethanol margins and therefore the price of corn and other grains.
Last Tuesday for example a report that OPEC might cut oil production moved the price of oil above $100 a barrel and the markets for corn and soybeans reacted as well by posting new contract ties. These moves only heighten the battle for planted acreage. This volatility in the markets make it difficult to develop a buying strategy for grain, but the bottom line is that feed ingredient costs will be significantly higher during fiscal 2008 than during fiscal 2007.
We are currently on the market for our corn needs and have priced approximately 11.4% of our remaining soybean meal needs through the end of the fiscal year. In December we reported that had we priced our needs on that day, the day of the call, our cost would have been $55 million more this fiscal year than the last fiscal year. Based on our cost through the first quarter, what we’ve priced so far, what price we could lock in our needs for the balance of the year, and taking into account increased volume for the year, that increase today would be more than $174 million.
While our costs will clearly be higher this year, the same was true last year. Last year’s increased grain cost added $0.06 per dressed pound to the cost of chicken. But the chicken markets increased over $0.12 per pound, allowing us to offset the higher grain cost and earn healthy margins. Current grain prices indicate another $0.07 to $0.075 per pound more in grain cost during fiscal 2008 which will once again require a reaction from chicken markets if we are to maintain margins.
I am pleased to report that our Waco facility continues to move toward full production and we expect the plant to reach full capacity in our fourth quarter. At this point I will turn the call over to Lampkin for a more detailed discussion of the market and our operations during the first quarter.

 Lampkin Butts - Sanderson Farms Inc. - President, COO
 Thank you, Joe, and good morning. As Joe mentioned, overall market prices for poultry products were higher during the quarter when compared to our first quarter last year. The average Georgia dock price for whole birds increased 10.3% during our first quarter compared to last year’s first quarter averaging $0.773 per pound during the quarter compared to an average of $0.70 per pound last year. The Georgia dock price for the week of February 20, 2008 is $0.7975 per pound which compares to $0.75 per pound for the same week last year.
Bulk leg quarter prices were also higher for the quarter compared to last year’s first quarter increasing more than 30.4% reflecting strong export demand. Final numbers for calendar 2007 reflected an 18.4% increase in the total volume of chicken products exported during 2007. Given prices last year this resulted in a 47.8% increase in the value of exported chicken products. Bulk leg quarter prices averaged $0.41 per pound during our first quarter this year versus $0.314 per pound during last year’s first quarter. Let quarters are currently trading for $0.42 per pound.
The average price for jumbo wings was also higher during our first fiscal quarter than last year. The current price of $1.13 per pound is slightly above last year’s price. Jumbo wing prices averaged $1.08 per pound during the first quarter, up 12.2% from the average of $0.965 during last year’s first quarter.

Boneless breast prices were also higher during our first quarter, increasing by 6.7% when compared to the first quarter a year ago. Boneless breasts averaged $1.31 per pound during the first quarter and today the market for boneless is $1.47 per pound. Today’s market price is close to the five-year average.
While chicken prices were higher during our first quarter when compared to last year’s first quarter, our cost for feed grains were also much higher. The cost for corn delivered during the first quarter increased 12.9% compared to our first quarter last year. The average cost of feed and flocks sold increased 21.6% during the quarter over last year’s first quarter. Our cost will increase more during our second quarter. Chicken processed during our first quarter consumed less expensive feed than the chickens we will be processing during the second quarter.
We sold 504 million pounds of poultry during the first quarter, a 5% increase from the 480 million pounds sold during last year’s first quarter. We continue to expect an increase of between 17 and 18% in pounds processed during fiscal 2008 compared to 2007 or 2.34 billion pounds. This increase will come as we continue to move Waco to full production.
Both our processing and our live grow out divisions continue to compete well in the industry; however we have many opportunities for significant improvement that we will work to capture during fiscal 2008. Performance at our prepared foods division during the first quarter reflected higher input cost. Fresh chicken is of course a significant raw material at foods and chicken prices were up compared to last year’s first quarter. We sold 19.4 million pounds of prepared foods product during the quarter compared to 21.4 million pounds a year ago.
We will be installing new equipment at foods during the second fiscal quarter to make room for equipment necessary to produce more further processed and partially cooked chicken products. We believe this move would allow us to increase volume at foods, improve efficiencies at the plant and improve margins.
Looking ahead we remain confident we will continue to improve our operating performance and sales execution. We have added significant new customers since opening the Georgia plant and I expect that sales momentum to continue. At this point I would like to turn the call over to Mike Cockrell, Chief Financial Officer.

 Mike Cockrell - Sanderson Farms Inc. - CFO
 Thank you, Lampkin, and good morning again. Our financial results during the first fiscal quarter reflect the improved chicken market environment described by Joe and Lampkin. Net sales for the quarter totaled $362.6 million and that’s up from $292.7 million for the same quarter during fiscal 2007. The $0.30 per share earned during the quarter compares to a $0.14 per share loss during last year’s first quarter.
Our cost of sales for the three months ended January 31, 2008 as compared to the same three months a year ago increased 18.8%. The increase is a result of a 5% increase in pounds of poultry product sold in the first quarter compared to last year as well as higher feed cost. As Lampkin mentioned, we sold 504 million pounds of poultry products during the quarter and that compares to 480 million pounds a year ago. This 5% increase in pounds sold compares to a 17% increase in pounds processed.
We processed 552 million pounds of chicken during the quarter compared to 471 million pounds a year ago, which increase in pounds reflects the additional production at our new Waco facility. Because of the timing of export sales some of those additional pounds were in inventory at the end of the quarter and not reported as pounds sold.
Inventories increased $33 million since the end of the last fiscal year or 27.6%. This increase is the result of a $16.8 million increase in processed chicken inventories and a $15.3 million increase in live inventories. The increase in live inventories reflects two things — first, more live head on the ground to support our new Waco plant and the higher cost of grains consumed by those chickens. We had approximately 6 million more head of chickens on the ground at the end of the first quarter versus a year ago and all chickens on the ground, as Lampkin mentioned, consumed more expensive grain.
Our inventories of processed poultry increased $16.8 million during the quarter. Approximately 90% of that, or $15.1 million of this increase, was processed poultry in inventory awaiting shipment into our export markets. Export inventories increased from 20 million pounds at October 31 to 44.2 million pounds at January 31 or a 119% increase. That product has since been shipped.
SG&A expenses for the first quarter of 2008 were $13.8 million when compared to $12.5 million in fiscal 2007. The increase is the result of a slightly higher advertising accrual versus a year ago partly offset by the absence during fiscal 2008 of administrative cost at Waco. SG&A expenses going forward should trend slightly downward compared to a year ago reflecting the absence of the administrative cost associated with the construction and startup of the new Texas facility.
At the end of our first quarter our balance sheet reflected stockholders equity of $409 million and net working capital of $156.6 million. the current ratio was 2.8 to 1. Our debt totaled $121.9 million and our debt to cap ratio was 23% at January 31. We spent $10.2 million on capital expenditures during the first quarter and we expect to spend $35.1 million on capital expenditures during the year and that is net of approximately $17.5 million in operating leases.
The 2008 capital budget includes approximately $4.1 million in improvement in foods as described by Lampkin and $3.5 million for additional soybean meal storage at our Robertson County, Texas feed mill. Our depreciation and amortization during the first quarter was $10.2 million and we expect approximately $41 million for fiscal 2008.
With that we will conclude our prepared remarks and will now open up the call for your questions.
  QUESTION AND ANSWER

Operator
 (OPERATOR INSTRUCTIONS). Farha Aslam, Stephens, Inc.

 Farha Aslam - Stephens, Inc. - Analyst
 Could you just share with us, Joe, your thoughts on pricing going forward in the chicken markets?

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO
 Pricing?

 Farha Aslam - Stephens, Inc. - Analyst
 Yes, particularly breast meat pricing and leg quarter pricing.

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO
 Well, we have more clarity about leg meat pricing. I believe pricing for February was down from January by a couple cents a pound and March production is up about $0.05 a pound. So we’re fairly optimistic about exports for the year and pricing for the year and therefore we believe dark meat pricing will be in good shape.
As far as boneless breast, which changes every day, I have less clarity about that than the export market. But based on what we see today, based on the number of chickens that are being placed and egg sets of about 218 million head, 18 million eggs a week — that’s about the same number we had last summer. So I would expect boneless breast prices today, with no cutback in the industry, to parallel what they did last summer with one exception.
The month of August we believe was — the price of boneless breast meat was — got higher because of heat. We experienced it down here for certain and most people in the industry did. So with that one exception we think we’re going to see something like we saw last summer.

 Farha Aslam - Stephens, Inc. - Analyst
 Okay. And Joe, do you anticipate production cuts in the industry?

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO
 Probably, yes. I don’t know — I mean, I think we’re seeing — the last information we got was from December and during the month of December half of the industry lost money. We think January will be — more people will be losing money then. And based on at least the next 90 days we can see grain prices, we think we’ll see a lot of people posting red ink. And I think as a result of that that we could see some reductions in production.

 Farha Aslam - Stephens, Inc. - Analyst
 Okay. And my final question, Joe, is can you just clarify, did you — you’re on the market for corn and soybeans. Can you just clarify exactly what your hedge positions are?

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO
 Well, we have 10% of our soy for the next nine months priced, 90% unpriced. We’re subject to the market there. And we’re basically 100% subject to the market on corn.

 Farha Aslam - Stephens, Inc. - Analyst
 Great, that’s very helpful. Thank you.

Operator
 Christine McCracken, Cleveland Research.

 Christine McCracken - Cleveland Research - Analyst
 Good morning. I just wanted to dig a little deeper I guess. You said that the industry is going to have to do something. You mentioned that you expect production cuts; we haven’t seen them yet. In terms of timing of when we might expect to see some kind of announcement, do you expect that to come so that that production cut would hit maybe after the higher demand period in the summer, say in the early fall?

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO
 I said probably, which means I’m hedging a little bit on the production cut, Christine. And probably — but I do think it’s probable that that will happen. It’s hard to say. If it’s bad and ugly and deep in February, March and April you’ll see the production cuts take place during that period of time. There is still — 25% of the industry is still making money, but I would expect to see those reductions come over the next 90 to 120 days and then you’d see some of that July, August, September likely.

 Christine McCracken - Cleveland Research - Analyst
 When you look at your production, obviously you’re still in the process of kind of ramping up. When you look out at your profit outlook is it that you view yourselves as kind of like lower cost and therefore you’re able to maybe wait longer to take production cuts? Or is it that things aren’t bad enough yet for you to make cuts in your production?

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO

 We made cuts in 2006 and we made cuts in 2006 because our losses were very deep. That was following Avian Influenza I believe and we made our cuts beginning in May. And our determination is based on our balance sheet, the ability to market and sell our outlook. Ours is strictly based on Sanderson Farms, Sanderson Farms’ balance sheet, Sanderson Farms’ shareholders.

 Christine McCracken - Cleveland Research - Analyst
 All right. And then just on feed costs, I guess when you look at what’s happening today in the meal markets are you trying to find other alternatives, protein alternatives? How much flexibility do you have to substitute other feed ingredients given kind of how quickly things are moving and your kind of market-based feed cost outlook.

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO
 You bet. We lease cost formulate every day, but there are no substitutes basically for corn and soybean meal. And every other commodity that you might think of substituting, which is very little, the price of it is up as well. All of the proteins are elevated in price. Wheat is out of the question. There was a time when we fed wheat before. We have fed [milo], we have brought DDGs into our mills and tested them. But the computer — the lease cost formulation tells you, and I won’t tell you that that’s a minimal opportunity and I don’t believe that’s going to happen.

 Christine McCracken - Cleveland Research - Analyst
 You mentioned that you were building some soy meal storage capacity it sounds like.

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO
 In Texas.

 Christine McCracken - Cleveland Research - Analyst
 Yes, that’s not something that you could use right away I assume?

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO
 No, it’ll be — when is that? It’ll be operable in March and that is basically because of the two plants in Texas and it’s not a strategic move to take advantage of anything.

 Christine McCracken - Cleveland Research - Analyst
 And then just with feed costs where they are it seems like profitability headed maybe down on these feed costs. Why is the industry not cutting back on waste?

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO
 I don’t think they’ve had enough pain yet. I think that most people in the industry made money last year. I think half of them made money for the last six months. I just don’t think the losses have been deep enough and the signals have been strong enough to cut back. And once you get operations in place, you get chicken houses built and production lines put in plants and machines put in hatcheries I think there is a limited amount of cut back that can take place, although it can take place. And it hasn’t happened long enough and deep enough yet to prompt people to make the production cuts. I do believe this next 90 days is going to be significantly different than the past 90 days though.

 Christine McCracken - Cleveland Research - Analyst

 You’re probably right there. I’ll leave it there and get back in queue. Thanks.

Operator
 Kenneth Zaslow, BMO Capital Markets.

 Kenneth Zaslow - BMO Capital Markets - Analyst
 Good morning, everyone. One quick housekeeping question — what percentage of your cost of goods sold is feed this quarter?

 Lampkin Butts - Sanderson Farms Inc. - President, COO
 At the end of the fiscal year, Ken, it was around 42%. This quarter it was — hold on just a second — 45.7%.

 Kenneth Zaslow - BMO Capital Markets - Analyst
 And that includes the hedges of soybean meal?

 Lampkin Butts - Sanderson Farms Inc. - President, COO
 That’s correct. That was the feed and chickens processed.

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO
 I want to clarify something right here for everybody. We do not really hedge in the traditional manner using financial instruments for any of our ingredients. We buy and price. And I just wanted to clarify that for everybody’s benefit. We bought our meal, the portion, we bought it from the producers and we priced them back earlier in the year. So I just want to clarify that for everyone.

 Kenneth Zaslow - BMO Capital Markets - Analyst
 The other question I had is if I look at your 10-Q it said that — it’s odd asking Sanderson Farms about their debt levels. But it seems like you renegotiated your debt covenants. Can you talk about that and what prompted you to do that? Is it just the feed costs?

 Lampkin Butts - Sanderson Farms Inc. - President, COO
 We did that last year and because we renegotiate our line of credit every year and extend it a year or we extend our revolver a year. Last year, Ken, about this time when we renegotiated that we were looking at very uncertain times in grain, in the grain markets and we just felt like it was prudent to ask for an additional debt to cap limitation (multiple speakers).

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO
 We were building Waco.

 Lampkin Butts - Sanderson Farms Inc. - President, COO
 That’s right. We were building a plant and we knew it was going to be coming online at a period of grain cost uncertainty. So we just asked for it and they were willing to give it to us.

 Kenneth Zaslow - BMO Capital Markets - Analyst
 Okay. And then the last question I have is where are you building out new — where are you finding new customers, where are you taking share? I think you mentioned in your prepared remarks that you were gaining new customers around the country. I just didn’t catch exactly where you’re getting the new customers. Can you talk a little bit about that?

 Lampkin Butts - Sanderson Farms Inc. - President, COO
 Ken, this is Lampkin. Out of our Moultrie plant, which is a chill-pack plant, we have sold a lot of new customers North Carolina and South along the East Coast, primarily North Carolina and South of there. We’re still working on Florida out of that plant. And then the new Waco plant has sold a number of new distributors on the West Coast which when we built that plant we hoped to have better access to Phoenix and Denver and the West Coast for those fresh food service products.

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO
 All the dark meat out of Waco is going to the West Coast, is it not?

 Lampkin Butts - Sanderson Farms Inc. - President, COO
 Most of that dark meat is going in the form of whole legs to the West Coast. We’re selling a few leg quarters out of there domestically.

 Kenneth Zaslow - BMO Capital Markets - Analyst
 Are you displacing the large players or the smaller players?

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO
 We compete against everybody.

 Lampkin Butts - Sanderson Farms Inc. - President, COO
 It’s not any one company in particular.

 Kenneth Zaslow - BMO Capital Markets - Analyst
 Great, thank you very much.

Operator
 John Kohler, Oppenheimer.

 John Kohler - Oppenheimer & Close - Analyst
 It’s Oppenheimer & Close. Good morning, gentlemen. Maybe I missed it, but did you talk at all or maybe you can help us understand why you’re holding back on pricing some of the grain?

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO

 Well, I just think at these price levels — and there are multiple reasons, but at these price levels we just don’t feel comfortable forward pricing anything. We think there’s a lot of uncertainty about acreage for example and once the acreage is known there may be some relief in the grain markets.
We also think that when funds are long and own this amount of the crop it’s a bad time to be — they’re historically long and we think that’s a bad time to be pricing. We’re not saying it couldn’t go up I surely believe it could go up, I said that on the last call. But it’s just at these values we just think it would be the wrong time to do a lot of forward pricing.

 John Kohler - Oppenheimer & Close - Analyst
 Okay, great. Thanks. Also on the increase in debt in the quarter was that primarily just a seasonal issue or —?

 Lampkin Butts - Sanderson Farms Inc. - President, COO
 John, there were a couple things. One, our cash position went up a little bit, but we also had to fund that increase in inventories. I mentioned earlier that we had $33 million in additional inventories. We had to fund that increase in inventories and our CapEx was actually right on depreciation so it was primarily just the working capital needs.

 John Kohler - Oppenheimer & Close - Analyst
 Okay, and you said you shipped that $20 million or so?

 Lampkin Butts - Sanderson Farms Inc. - President, COO
 We did, 20 million pounds. That additional export inventory was shipped at the beginning of the quarter.

 John Kohler - Oppenheimer & Close - Analyst
 Okay, great, thank you.

Operator
 (OPERATOR INSTRUCTIONS). Pablo Zuanic, JPMorgan.

 Pablo Zuanic - JPMorgan - Analyst
 Good morning, everyone. Joe, my question is more on the volume growth. Should I worry about a 5% growth? I know you’re still giving the guidance of 17 to 18 for the full year, but you had told us that the Waco plant would ramp up every quarter pretty much in an even manner. So here I’m listening that you’re going to locate a greater share of production to prepared foods. Are you having — are you selling below expectations somewhere (inaudible) from Waco or it’s (inaudible) as planned?

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO
 No, the Waco plant is on schedule. The Waco plant is processing 600,000 head per week. They will begin another 25% in April — I don’t know the date, 1st of May. And then they’ll begin — it will be an identical schedule to Moultrie. They’ll begin their fourth line and during probably an August and be a full production sometime during the fourth quarter. They explained to him the processed pounds were up 17%, Pablo, which is exactly what we said.

 Mike Cockrell - Sanderson Farms Inc. - CFO

 It was strictly — it was the inventory and I may not have done a good enough job of explaining that. But the inventory bulge that we experienced at the end of the quarter because of those export pounds is a naturally occurring thing. We accumulate product until we get enough to ship into the export market and then we ship it. And at the timing at the end of the quarter, as it happened this quarter, we had more pounds of inventory.
But we processed exactly what we were expecting to process and those pounds were sold, but the timing of that export sale held a number of pounds down compared to what you might have been expecting.

 Lampkin Butts - Sanderson Farms Inc. - President, COO
 And Pablo, it was really just — the product was sold and priced and sitting in stores ready to go, but the ships were a little late getting in. We actually loaded three vessels the first week in February. Once they were loaded they were invoiced, but it was just the timing of getting those ships into port.

 Pablo Zuanic - JPMorgan - Analyst
 That’s helpful. And then just a more technical question on grain. But when you tell us that you’re in the spot market, in us trying to model that, what’s the lead time? Normally how much — how many weeks of inventory do you have in your mills? And then obviously six to seven weeks to feed those birds. But just give us a sense of a typical inventory in terms of weeks in grains?

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO
 One week. We have about one week’s worth of inventory of soybean meal and corn in each of our mills. You’ll see an increase in the cost of goods sold every week compared to our first quarter.

 Pablo Zuanic - JPMorgan - Analyst
 Okay. And one last one. Just this issue of gross profits per pound, I mean you mentioned last year revenue per pound of (inaudible) cents, feed cost up $0.06, this year you’re looking at feed being up $0.06 to $0.07 and you’re making the argument that always breast prices may not be as high as last year. I think the issue comes we are now in the January quarter. So I could make the argument that over the next nine months pretty much in every quarter gross margins should be down year-on-year. Maybe that’s stating the obvious, but how would you think about that?

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO
 I would think you could make — that’s a very logical argument. If we see prices the same as we did a year ago and basically wing and dark meat are there and breast meat is there and the Georgia dock is close, if we see the same prices that we saw a year ago our gross margin is going to be down.

 Pablo Zuanic - JPMorgan - Analyst
 Okay. And then one last one, Joe. How bad do things have to get for you guys to cut back on [summer] production plans? You said in 2006 you did cut back, so it is feasible that you could also scale back some of your plants or you don’t have that flexibility? I mean, once you have Waco up and running you want to reach 100% capacity by the end of the fiscal year.

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO
 We’re not looking at market share or anything like that. Our deal is based on what our shareholders expect out of us and earnings per share, that’s the bottom-line. We have some flexibility to cut back just like we did in 2006. And if it makes financial sense for our shareholders we will do it and we’ve cut back before and sometimes we didn’t. But we cut back in 2006, we did exactly what we told the market we were going to do and we went back to full production in January of ‘07 when frankly we were profitable. And the industry lagged us two or three months.

And we’ll do the same thing. If it’s good for our shareholders we do it. If it doesn’t make sense we don’t. Our balance sheet will have a say about that too, where our balance sheet is and what plans, what’s happening and we’re not opposed to cutbacks, we just didn’t need to do it last year and we didn’t.

 Pablo Zuanic - JPMorgan - Analyst
 I hear you. And if I may, just one last one on the export market. And I know exports are not a big focus for you guys like maybe for other companies in the industry, but when we think of Brazil and some of the other producers, do you think that they are facing even higher feed costs than you are and as a result that they are losing some of the competitive edge and that as a result the export market for U.S. chicken producers actually looks and than they have over the last two years? Is that a fair statement or (inaudible) across the board?

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO
 I think that’s fair. I think Brazil is facing a couple of obstacles. I think the value of their currency is elevated and I think the price of their corn I understand is actually higher than ours is. And so that should be some opportunity in the export market for us.

 Pablo Zuanic - JPMorgan - Analyst
 Thank you.

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO
 Thank you.

Operator
 Robert Moskow, Credit Suisse.

 Robert Moskow - Credit Suisse - Analyst
 Thank you. I wanted to know the USDA reported cold storage data in January that was pretty elevated in chicken. It was up 16%. Is some of this due to the timing that you’re talking about here where you had chicken in inventory and then maybe it shipped overseas in February?

 Lampkin Butts - Sanderson Farms Inc. - President, COO
 Robert, this is Lampkin. I think what you’re saying is right. There were a couple of things that happened at the end of — or for the month of January compared to December and even a year ago and most of that increase showed up in leg quarters and breast meat. In January there was a lot of product that wasn’t really backed up but it was a little slow shipping, ice breaking vessels were hard to book and so there was a little buildup just from that and I think all that will clear and be fine on the dark meat side.
There was also a lot of boneless breast, a lot of processors that buy bulk boneless as frozen product that they use during the year to further process and cook, a lot of that product was put up in December when the boneless market was at a low point. So that product went into inventory in January and it should come out fine.
Even though those stocks were up, other than a bad year like ‘06 when we saw inventories go up to over 900 million pounds, most of the time these inventories will run 600 to 700 million and January was 766. So we’re not alarmed by that at this point. We’ll continue to watch it, but I think that product that was — the boneless breast that was frozen for further processors is part of it and then just a little backup on shipping the leg quarters for export was the rest of it.

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO

 The fact is boneless breast meat prices increased during the month of January. And so today that is not a concern for us. If we saw that over the next 60 to 90 days it would become a concern and you would see — the first thing you’d see would be the price of boneless start declining.

 Robert Moskow - Credit Suisse - Analyst
 Very good, thank you.

Operator
 It appears we have no further questions at this time. I’d like to turn the call back over to our speakers for any of additional or closing remarks.

 Joe Sanderson - Sanderson Farms Inc. - Chairman, CEO
 Thank you for spending time with us this morning. We look forward to reporting our results to you throughout the year.

Operator
 Once again, that does conclude today’s call. We do appreciate your participation. You may disconnect at this time.

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